Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations and related notes present the pro forma condensed combined statements of operations of Centene Corporation (“Centene”) for the year ended December 31, 2018 and for the nine months ended September 30, 2019, after giving effect to the completion of the following:

•
Centene’s acquisition of New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York) (“Fidelis Care” or “Fidelis”) (as described in Note 1), and the financing of the Fidelis Acquisition (the “Fidelis Financing”);

•
WellCare Health Plan, Inc.’s (“WellCare”) acquisition of Caidan Management Company, LLC, MeridianRx, LLC and Caidan Holding Company (collectively “Meridian”) (as described in Note 1), and the financing of the Meridian acquisition (the “Meridian Financing”); and

•	Centene’s proposed acquisition of WellCare (as described in Note 1), and the anticipated financing of the proposed acquisition of WellCare (the “WellCare Financing”).

The acquisition of Fidelis Care by Centene and the acquisition of Meridian by WellCare both occurred in 2018. The proposed acquisition of WellCare by Centene was announced in March 2019 and is expected to close by the first half of 2020. The pro forma condensed combined statements of operations give effect to all three acquisitions and the related financing as if they occurred on January 1, 2018.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019, combines the historical consolidated balance sheets of Centene and WellCare, giving effect to the WellCare acquisition and the WellCare Financing as if they had occurred on September 30, 2019.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•
separate historical audited financial statements of Centene as of and for the year ended, December 31, 2018, and the related notes included in Centene’s Annual Report on Form 10-K for the year ended December 31, 2018;

•
separate historical audited financial statements of WellCare as of and for the year ended, December 31, 2018, and the related notes included in WellCare’s Annual Report on Form 10-K for the year ended December 31, 2018;

•
separate historical unaudited interim financial statements of Centene as of and for the nine months ended, September 30, 2019, and the related notes included in Centene’s Quarterly Report on Form 10-Q for the period ended September 30, 2019;

•
separate historical unaudited interim financial statements of WellCare as of and for the nine months ended, September 30, 2019, and the related notes included in WellCare’s Quarterly Report on Form 10-Q for the period ended September 30, 2019;

•
separate historical unaudited interim financial statements of Caidan Enterprises, Inc. as of and for the six months ended, June 30, 2018, and the related notes, included in WellCare’s Current Report on Form 8-K/A filed on October 30, 2018; and

•
separate historical unaudited interim financial statements of Fidelis Care as of and for the six months ended, June 30, 2018, and the related notes, included in Centene’s Current Report on Form 8-K filed on May 3, 2019.

The unaudited pro forma condensed combined financial information has been prepared by Centene using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (GAAP). Centene has been treated as the acquirer in the WellCare merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In June 2019, Centene and WellCare announced the transaction was approved by both the Centene and WellCare shareholders. The WellCare Transaction has recently received approvals from insurance and healthcare departments in Arizona, Connecticut, Georgia, New York, Ohio and Texas, bringing the total number of approvals to 25 states. Completion of the WellCare transaction remains subject to clearance under the Hart-Scott-Rodino Act, receipt of required state regulatory approvals and other customary closing conditions. In September 2019, Centene and WellCare announced a subsidiary of WellCare had entered into a definitive agreement under which Anthem, Inc. (Anthem) will acquire WellCare's Missouri and Nebraska Medicaid plans. The closing of the transaction with Anthem is subject to U.S. federal antitrust clearance, receipt of Missouri and Nebraska state regulatory approvals and other customary closing conditions, as well as the closing of the WellCare transaction. Before completion of the WellCare merger, there are significant limitations regarding what Centene can learn about WellCare. The assets and liabilities of WellCare have been measured based on various preliminary estimates using assumptions that Centene believes are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.
Centene intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the WellCare merger and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Centene and WellCare would have achieved had the companies been combined during these periods and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect the realization of any cost savings following completion of the WellCare transaction or any related restructuring and integration charges to achieve those cost savings, and does not reflect any potential divestitures that may occur prior to, or subsequent to, completion of the merger.

Centene management expects that the strategic and financial benefits of the WellCare Transaction will result in certain cost savings opportunities. These cost savings have not been reflected in the accompanying unaudited pro forma condensed combined statements of operations. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Factors that may affect Future Results and the Trading Price of Our Common Stock—The combined company may be unable to successfully integrate our business with WellCare and realize the anticipated benefits of the WellCare Transaction” in Item 1A. of Part II of our Quarterly Report on Form 10-Q for the nine months ended September 30, 2019.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(In millions, except per share data in dollars and shares in thousands)

	Centene	Fidelis(1)(2)	Pro Forma Adjustments (Note 6)		Centene and Fidelis Pro Forma Combined
Revenues:
Premium	$53,629	$5,348	$11	(1a)	$58,988
Service	2,806	—	—		2,806
Premium and service revenues	56,435	5,348	11		61,794
Premium tax and health insurer fee	3,681	—	82	(1a)	3,763
Total revenues	60,116	5,348	93		65,557
Expenses:
Medical costs	46,057	4,768	—		50,825
Cost of services	2,386	—	—		2,386
Selling, general and administrative expenses	6,043	335	(402)	(1b)	5,976
Amortization of acquired intangible assets	211	—	37	(1c)	248
Premium tax expense	3,252	—	93	(1a)	3,345
Health insurer fee expense	709	—	—		709
Total operating expenses	58,658	5,103	(272)		63,489
Earnings from operations	1,458	245	365		2,068
Other income (expense):
Investment and other income	253	11	—		264
Interest expense	(343)	(3)	(39)	(1d)	(385)
Earnings from operations before income tax expense	1,368	253	326		1,947
Income tax expense	474	—	137	(1e)	611
Net earnings	894	253	189		1,336
Loss attributable to noncontrolling interests	6	—	—		6
Net earnings attributable to common stockholders	$900	$253	$189		$1,342

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$2.31				$3.29
Diluted earnings per common share	$2.26				$3.22

Weighted average number of common shares outstanding:
Basic	390,248		17,930	(1f)	408,178
Diluted	398,506		17,930	(1f)	416,436
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments.

(1) Certain reclassifications have been made to conform to Centene’s financial statement presentation, including combining other revenue with premium revenue; and combining depreciation and amortization and charitable donations and grants with selling, general and administrative expenses.
(2) Information included herein for Fidelis Care is for the six months ended June 30, 2018. The Fidelis Care acquisition closed July 1, 2018.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(In millions, except per share data in dollars and shares in thousands)

	WellCare(1)	Meridian(1)(2)	Pro Forma Adjustments (Note 6)		WellCare and Meridian Pro Forma Combined
Revenues:
Premium	$20,146	$2,985	$(741)	(2g)	$22,390
Service	154	—	235	(2g)	389
Premium and service revenues	20,300	2,985	(506)		22,779
Premium tax and health insurer fee	—	—	506	(2g)	506
Total revenues	20,300	2,985	—		23,285
Expenses:
Medical costs	17,128	2,689	(167)	(2g)	19,650
Cost of services	149	—	167	(2g)	316
Selling, general and administrative expenses	1,880	370	(256)	(2a),(2b),(2g)	1,994
Amortization of acquired intangible assets	—	—	123	(2c),(2g)	123
Premium tax expense	127	—	23	(2g)	150
Health insurer fee expense	344	44	—		388
Total operating expenses	19,628	3,103	(110)		22,621
Earnings from operations	672	(118)	110		664
Other income (expense):
Investment and other income	108	11	(2)	(2a)	117
Interest expense	(87)	(9)	(22)	(2a),(2d)	(118)
Earnings from operations before income tax expense	693	(116)	86		663
Income tax expense (benefit)	253	(41)	30	(2e)	242
Net earnings	440	(75)	56		421
Loss attributable to noncontrolling interests	—	—	—		—
Net earnings attributable to common stockholders	$440	$(75)	$56		$421

Net earnings per common share:
Basic earnings per common share	$9.40				$8.43
Diluted earnings per common share	$9.29				$8.33

Weighted average number of common shares outstanding:
Basic	46,768		3,196	(2f)	49,964
Diluted	47,355		3,196	(2f)	50,551
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments.

(1) Certain reclassifications have been made to conform to Centene’s financial statement presentation, including combining depreciation and amortization with selling, general and administrative expenses, reclassifying investment and other income from revenues to other income (expense), and combining equity in (losses) of unconsolidated subsidiaries with investment and other income.
(2) Information included herein for Meridian is for the eight months ended August 31, 2018. WellCare’s acquisition of Meridian closed September 1, 2018.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(In millions, except per share data in dollars and shares in thousands)

	Centene and Fidelis Pro Forma Combined	WellCare and Meridian Pro Forma Combined	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$58,988	$22,390	$—		$81,378
Service	2,806	389	—		3,195
Premium and service revenues	61,794	22,779	—		84,573
Premium tax and health insurer fee	3,763	506	—		4,269
Total revenues	65,557	23,285	—		88,842
Expenses:
Medical costs	50,825	19,650	—		70,475
Cost of services	2,386	316	—		2,702
Selling, general and administrative expenses	5,976	1,994	—		7,970
Amortization of acquired intangible assets	248	123	339	(3b)	710
Premium tax expense	3,345	150	—		3,495
Health insurer fee expense	709	388	—		1,097
Total operating expenses	63,489	22,621	339		86,449
Earnings from operations	2,068	664	(339)		2,393
Other income (expense):
Investment and other income	264	117	—		381
Interest expense	(385)	(118)	(339)	(3c)	(842)
Earnings from operations before income tax expense	1,947	663	(678)		1,932
Income tax expense (benefit)	611	242	(157)	(3d)	696
Net earnings	1,336	421	(521)		1,236
Loss attributable to noncontrolling interests	6	—	—		6
Net earnings attributable to common stockholders	$1,342	$421	$(521)		$1,242

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$3.29				$2.14
Diluted earnings per common share	$3.22				$2.11

Weighted average number of common shares outstanding:
Basic	408,178		171,366	(3e)	579,544
Diluted	416,436		171,366	(3e)	587,802
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2019
(In millions, except per share data in dollars and shares in thousands)

	Centene	WellCare(1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$50,229	$20,417	$(99)	(3f)	$70,547
Service	2,123	375	—		2,498
Premium and service revenues	52,352	20,792	(99)		73,045
Premium tax	3,424	—	99	(3f)	3,523
Total revenues	55,776	20,792	—		76,568
Expenses:
Medical costs	43,642	17,885	—		61,527
Cost of services	1,778	364	—		2,142
Selling, general and administrative expenses	4,800	1,756	(184)	(3a),(3f)	6,372
Amortization of acquired intangible assets	194	—	347	(3b),(3f)	541
Premium tax expense	3,587	99	—		3,686
Goodwill and Intangible impairment	271	—	—		271
Total operating expenses	54,272	20,104	163		74,539
Earnings from operations	1,504	688	(163)		2,029
Other income (expense):
Investment and other income	317	144	—		461
Interest expense	(299)	(90)	(254)	(3c)	(643)
Earnings from operations, before income tax expense	1,522	742	(417)		1,847
Income tax expense (benefit)	415	167	(95)	(3d)	487
Net earnings	1,107	575	(322)		1,360
Loss attributable to noncontrolling interests	5	—	—		5
Net earnings attributable to common stockholders	$1,112	$575	$(322)		$1,365

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$2.69				$2.33
Diluted earnings per common share	$2.65				$2.31

Weighted average number of common shares outstanding:
Basic	413,302		171,366	(3e)	584,668
Diluted	419,700		171,366	(3e)	591,066
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments.

(1) Certain reclassifications have been made to conform to Centene’s financial statement presentation, including combining depreciation and amortization with selling, general and administrative expenses, reclassifying investment and other income from revenues to other income (expense), and combining equity in earnings of unconsolidated subsidiaries with investment and other income.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2019
(In millions, except shares in thousands)

	Centene	WellCare (2)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,215	$2,567	$388	(a)	$9,170
Premium and trade receivables	5,606	2,180	—		7,786
Short-term investments	804	1,082	—		1,886
Other current assets	832	1,572	61	(d)	2,465
Total current assets	13,457	7,401	449		21,307
Long-term investments	7,915	2,060	—		9,975
Restricted deposits	655	318	—		973
Property, software and equipment, net	1,993	477	(209)	(h)	2,261
Goodwill	6,872	2,265	6,937	(b)	16,074
Intangible assets, net	2,086	857	5,143	(c)	8,086
Other long-term assets	1,274	484	—		1,758
Total assets	$34,252	$13,862	$12,320		$60,434

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, STOCKHOLDERS’ EQUITY AND NET ASSETS
Current liabilities:
Medical claims liability	$7,975	$3,364	$—		$11,339
Accounts payable and accrued expenses	4,010	2,991	267	(d)	7,268
Return of premium payable	848	—	—		848
Unearned revenue	381	49	—		430
Current portion of long-term debt	66	—	—		66
Total current liabilities	13,280	6,404	267		19,951
Long-term debt	6,975	2,029	6,594	(e)	15,598
Other long-term liabilities	1,561	572	1,184	(f)	3,317
Total liabilities	21,816	9,005	8,045		38,866
Commitments and contingencies
Redeemable noncontrolling interests	31	—	—		31
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock (1)	—	—	—		—
Additional paid-in capital	7,571	2,001	7,337	(g)	16,909
Accumulated other comprehensive income	145	13	(13)	(i)	145
Retained earnings	4,775	2,843	(3,049)	(j),(d)	4,569
Treasury stock, at cost	(180)	—	—		(180)
Total stockholders’ equity attributable to common stockholders	12,311	4,857	4,275		21,443
Noncontrolling interest	94	—	—		94
Total stockholders’ equity	12,405	4,857	4,275		21,537
Total liabilities and stockholders’ equity	$34,252	$13,862	$12,320		$60,434
See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 7. Balance Sheet Pro Forma Adjustments.
(1) On a historical basis, share information of the Company is as follows: 800,000 shares authorized; 419,667 shares issued and 413,793 outstanding. On a pro forma combined basis, share information is as follows: 800,000 shares authorized; 591,033 shares issued and 585,159 outstanding.
(2) Certain reclassifications have been made to conform to Centene’s financial statement presentation, including combining various receivables into premium and trade receivables, combining various liabilities into accounts payable and accrued expenses and long-term liabilities, and including assets and liabilities of discontinued operations in the other assets and liabilities.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
(UNAUDITED)

1. Description of Transactions

On March 26, 2019, Centene, Merger Sub I and Merger Sub II and WellCare entered into the merger agreement.

The merger agreement provides, upon the terms and subject to the conditions thereof, for two mergers involving WellCare. First, Merger Sub I will merge with and into WellCare, with WellCare surviving the merger as the surviving corporation and as a direct wholly owned subsidiary of Centene. Immediately following the completion of the merger, WellCare, as the surviving corporation, will merge with and into Merger Sub II, with Merger Sub II surviving the subsequent merger as the surviving corporation.

In the merger, each share of common stock, par value $0.01 per share, of WellCare issued and outstanding immediately prior to the effective time of the merger (other than any shares of WellCare Common Stock owned by WellCare, any shares of WellCare Common Stock owned by Centene, and any shares of WellCare Common Stock as to which appraisal rights have been properly exercised) will be automatically canceled and converted into the right to receive (i) 3.38 (such ratio, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of the common stock, par value $0.001 per share, of Centene and (ii) $120.00 in cash (collectively, the “Merger Consideration”).

At the effective time of the merger, each pre-2018 RSU, whether vested or unvested, will be canceled and converted into the right to receive the Merger Consideration on the same terms and conditions as outstanding shares of WellCare common stock. This consideration will be paid to the holders of such pre-2018 RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

At the effective time of the merger, each 2018 and 2019 RSU will be converted into an adjusted RSU with the same terms and conditions as were applicable to such 2018 and 2019 RSU immediately prior to the effective time of the merger (including with respect to vesting and termination-related vesting provisions). The number of shares of Centene common stock subject to each adjusted RSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 and 2019 RSU immediately prior to the effective time of the merger, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

The stock award exchange ratio is the sum of (x) the Exchange Ratio and (y) the quotient obtained by dividing the per-share cash amount by the volume weighted average of the sale prices per share of Centene common stock for the 10 full consecutive trading days ending on and including the business day prior to the closing date.

At the effective time of the merger, each 2017 PSU, whether vested or unvested, will be canceled and converted into the right to receive the Merger Consideration on the same terms and conditions as outstanding shares of WellCare common stock. The achievement of the performance-based vesting metrics applicable to each 2017 PSU will be determined based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination). Consideration in respect of each 2017 PSU will be paid to the holders of such 2017 PSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

At the effective time of the merger, each 2018 PSU will be converted into a 2018 Adjusted PSU with the same terms and conditions as were applicable to such 2018 PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2018 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2018 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2018 PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

At the effective time of the merger, each 2019 PSU will be converted into a 2019 Adjusted PSU with the same terms and conditions as were applicable to such 2019 PSU immediately prior to the effective time of the merger (including with respect to termination-

related provisions), except that the performance-based vesting conditions applicable to such 2019 PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 PSU immediately prior to the effective time of the merger with the achievement of the applicable performance metrics deemed achieved at the target level of performance, multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

At the effective time of the merger, each 2019 shareholder return PSU will be converted into a 2019 Adjusted PSU with the same terms and conditions as were applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger (including with respect to termination-related provisions), except that the performance-based vesting conditions applicable to such 2019 shareholder return PSU immediately prior to the effective time of the merger will not apply from and after the effective time of the merger. The number of shares of Centene common stock subject to each 2019 Adjusted PSU will be equal to the product of (i) the number of shares of WellCare common stock subject to such 2019 shareholder return PSU immediately prior to the effective time of the merger based on the achievement of the applicable performance metrics at the actual level of performance through the closing date, as determined in good faith and consistent with past practice by the WellCare Board or a committee thereof (and taking into account any shortened performance period and the information available to the WellCare Board or the applicable committee thereof at the time of such determination), multiplied by (ii) the stock award exchange ratio, with any fractional shares rounded down to the nearest whole share.

At the effective time of the merger, each director RSU, whether vested or unvested, will be canceled and converted into the right to receive the Merger Consideration on the same terms and conditions as outstanding shares of WellCare common stock. This consideration will be paid to the holders of such director RSUs, less any required tax withholding, no later than five business days following the effective time of the merger.

Effective on July 1, 2018, pursuant to the Asset Purchase Agreement, between Centene and Fidelis Care, dated as of September 12, 2017, Centene acquired substantially all of the assets and assumed certain liabilities of Fidelis Care for $3.75 billion in cash, reduced by a $375.0 million escrow which may be used to satisfy any post-closing indemnification claims and working capital adjustment (the “Fidelis Acquisition”).

Effective September 1, 2018, The WellCare Management Group, Inc., a wholly-owned subsidiary of WellCare, completed its previously announced acquisition of Meridian for an aggregate purchase price of approximately $2.5 billion, subject to certain purchase price adjustments, as described in the Meridian transaction agreement.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Centene and WellCare. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.
ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Centene may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Centene’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of Centene. Financial statements and reported results of operations of Centene issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of WellCare.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Centene and WellCare are estimated to be approximately $339 million, of which $72 million had been incurred as of September 30, 2019. Acquisition-related transaction costs expected to be incurred by Centene include estimated fees related to a bridge financing commitment agreement. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a decrease to retained earnings.
The unaudited pro forma condensed combined financial statements do not reflect the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies. Although Centene projects that annual net cost savings of approximately $500 million will result by the second year following the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect projected pretax restructuring and integration charges associated with the projected cost savings. Such restructuring and integration charges will be expensed in the appropriate accounting periods after completion of the merger.
On December 12, 2018, the Board of Director’s declared a two-for-one split of Centene’s common stock in the form of a 100% stock dividend distributed on February 6, 2019 to stockholders of record as of December 24, 2018. All share, per share and stock price information presented has been adjusted for the two-for-one stock split.

3. Accounting Policies

Centene is in the process of reviewing WellCare’s accounting policies to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Centene’s accounting policies and classifications. As a result of that review, Centene may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Centene is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no material differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of WellCare:

	Conversion Calculation	Estimated Fair Value (in millions)	Form of Consideration

Consideration Transferred:
Number of shares of WellCare common stock outstanding at November 11, 2019 (in millions)	50.3
Multiplied by Centene's share price at November 11, 2019 multiplied by the Exchange Ratio ($53.96*3.38)	$182.38	$9,174	Centene Common Shares
Multiplied by the per common share cash consideration	$120.00	$6,036	Cash

Number of WellCare performance share units and restricted stock units outstanding at November 11, 2019 and expected to be canceled (in millions)	0.4
Multiplied by Centene's share price at November 11, 2019 multiplied by the Exchange Ratio ($53.96*3.38)	$182.38	$73	Centene Common Shares
Multiplied by the per common share cash consideration	$120.00	$48	Cash

Estimated fair value of replacement equity awards for pre-combination service based on the estimated stock award exchange ratio and Centene's share price at November 11, 2019 (a)		$91	Replacement equity awards
Estimate of Total Consideration Expected to be Transferred (b)		$15,422
Certain amounts in the above table may reflect rounding adjustments.

(a) Certain outstanding RSU and PSU awards granted to WellCare employees will not be settled upon completion of the merger, and instead will be converted into replacement awards issued by Centene using the stock award exchange ratio. Calculation herein is based on an estimated 0.7 million WellCare PSUs and RSUs. Consideration transferred for these awards will include the portion of the fair value of the WellCare awards attributable to pre-combination services as of the acquisition date. The portion of the replacement awards attributable to post-combination services will be recorded as compensation expense in Centene’s post-merger financial statements. The estimated consideration expected to be transferred for these awards as reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed.

(b) The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a different value of the common share component of the purchase consideration, a per share equity component different from the assumed $182.38, and a different value of replacement equity awards assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the price of Centene’s common shares on the date the merger is completed increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $934 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Centene in the merger, reconciled to the estimate of total consideration expected to be transferred ($ in millions):

As of September 30, 2019
Assets to be Acquired and Liabilities to be Assumed:
Net book value of net assets acquired	$4,857
Less historical:
Goodwill	(2,265)
Intangible assets	(857)
WellCare historical debt issuance costs	(21)
Capitalized internal-use software	(209)
Deferred tax assets on outstanding equity awards and other deferred tax adjustments	(11)
Deferred tax liabilities on historical internal-use software	59
Deferred tax liabilities on historical intangible assets	210
Adjusted book value of net assets to be acquired	$1,763
Goodwill (a)	9,202
Identified intangible assets (b)	6,000
Deferred tax liabilities (c)	(1,442)
Fair value adjustment to debt (d)	(101)
Property, software and equipment (e)	—
Consideration transferred	$15,422

(a)
Goodwill is calculated as the difference between the acquisition date fair value of the total consideration transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)
As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. Under the Hart-Scott-Rodino Antitrust Improvements Act and other relevant laws and regulations, there were significant limitations on Centene’s ability to obtain specific information about the WellCare intangible assets prior to completion of the merger.

At this time, Centene does not have sufficient information as to the amount, timing and risk of cash flows of all of WellCare’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, WellCare’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of WellCare’s identifiable intangible assets and their weighted-average useful lives have been estimated as follows ($ in millions):

	Estimated Fair Value	Estimated Useful Life (Years)
Purchased contract rights	$4,500
Trade names	700
Provider contracts	600
Technology	200
Total	$6,000	13

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Centene has sufficiently reviewed information about WellCare’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Centene only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable WellCare intangible assets and/or to the estimated weighted-average useful lives from what Centene has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Centene’s estimate of associated amortization expense.

(c)
As of the completion of the merger, Centene will establish deferred taxes and make other tax adjustments as part of the accounting for the acquisition, primarily related to estimated fair value adjustments for identifiable intangible assets and debt (see (b) and (d)). The pro forma adjustment to record the effect of deferred taxes was computed as follows ($ in millions):

Estimated fair value of identifiable intangible assets to be acquired	$6,000
Estimated fair value adjustment of debt to be assumed	(101)
Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$5,899
Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at approximately 24.5% (*)	$1,442

(*)	Centene assumed a 24.5% approximate tax rate when estimating the deferred tax aspects of the acquisition.

(d)
As of completion of the merger, debt is required to be measured at fair value. Centene has calculated the pro forma adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable.

(e)
As of completion of the merger, property, software and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Centene does not have sufficient information at this time as to the specific nature, age, condition or location of WellCare’s property, software, and equipment, and Centene does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Centene has assumed that the current WellCare book values represent the best estimate of fair value except for capitalized internal-use software for which the historical book value was eliminated as the fair value was estimated in (b) above. This estimate is preliminary and subject to change and could vary materially from the actual value on the date the merger is completed.

6. Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transactions; Note 2. Basis of Presentation; and Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following ($ in millions):

Centene and Fidelis Care Pro Forma Adjustments:

(1a)
Prior to the Fidelis Acquisition, Fidelis Care was a not-for-profit entity, not subject to premium tax expense. Centene’s estimates of additional premium revenue, premium tax revenue and premium tax expense for the period January 1, 2018 through June 30, 2018 are as follows:

Year Ended December 31, 2018
Premium revenue	$11
Premium tax revenue	82
Premium tax expense	93

(1b)	To eliminate $402 million of Centene and Fidelis Care acquisition-related transaction costs recognized that are non-recurring in nature and directly attributable to the Fidelis Acquisition.

(1c)	To record additional intangible amortization expense for the period January 1, 2018 through June 30, 2018, as follows:

Year Ended December 31, 2018
Estimated intangible asset amortization expense (*)	$37
(*) Based on $956 million of finite-lived intangibles acquired with a weighted average amortization period of 13 years.

(1d)
In May 2018, Centene issued $1.8 billion in aggregate principal amount of 5.375% senior notes due 2026 at par in connection with the Fidelis Financing. Centene estimates the following adjustments to interest expense to reflect the impacts of the Fidelis Financing as if it occurred on January 1, 2018:

•
Additional interest expense of approximately $38 million for the period January 1, 2018 through May 22, 2018, based on $1.8 billion of long-term fixed rate indebtedness at an annual interest rate of 5.375% that Centene incurred to finance a portion of the cash consideration payable in connection with the Fidelis Acquisition and to pay related fees and expenses.

•	Additional interest expense of approximately $1 million for the period January 1, 2018 through May 22, 2018, related to the amortization of debt issuance costs associated with the Fidelis Financing.

(1e)	Centene assumed a tax rate of 23.7%, when estimating the tax impact of the acquisition, including Fidelis Care becoming subject to income tax, representing the federal and state tax rates.

(1f)
In May 2018, Centene completed a public offering of common stock to partially finance the Fidelis Acquisition. The weighted average basic and diluted common shares have been adjusted by an incremental 17,930 thousand shares to reflect the shares to be outstanding as of January 1, 2018.

WellCare and Meridian Pro Forma Adjustments:

(2a)	To eliminate the results of Meridian operations not acquired:

Year Ended December 31, 2018
Selling, general and administrative expenses	$(133)

Investment and other income	(2)
Interest expense	9

(2b)
To eliminate $25 million of incurred acquisition-related transaction costs recognized that are non-recurring in nature and directly attributable to the Meridian acquisition for the year ended December 31, 2018.

(2c)	To eliminate Meridian’s historical intangible amortization expense and record additional intangible amortization expense for the period January 1, 2018 through August 31, 2018:

Year Ended December 31, 2018
Eliminate Meridian’s historical intangible asset amortization	$(2)
Estimated intangible asset amortization expense (*)	50
Total adjustment to intangible asset amortization	$48
(*) Based on $544 million of finite-lived intangibles acquired with a weighted average amortization period of 7 years.

(2d)
In August 2018, WellCare completed the offering and sale of $750 million of 5.375% unsecured senior notes due 2026 to partially fund the Meridian acquisition. In July 2018, WellCare entered into an amended and restated credit agreement which increased the aggregate principle amount available under their existing revolving credit facility from $1.0 billion to $1.3 billion and extended the maturity date under the revolving credit facility. The following adjustments to interest expense reflect the estimated impacts of the Meridian Financing as if it occurred on January 1, 2018:

•
Additional interest expense of approximately $30 million for the period January 1, 2018 through August 12, 2018, based on $750 million of long-term fixed-rate indebtedness and $225 million of borrowings under the new revolving credit facility incurred to finance a portion of the Meridian acquisition and to pay related fees and expenses. The calculation of interest expense on the long-term indebtedness is based on the eight-year maturity and an interest rate of 5.375%. Additionally, the calculation of interest expense on the new revolving credit facility assumes an estimated weighted average annual interest expense of approximately 3.5%.

•
Additional interest expense of approximately $1 million for the period January 1, 2018 through August 12, 2018, related to the amortization of debt issuance costs associated with the Meridian Financing.

(2e)
WellCare assumed a tax rate of 35.0% for the pro forma adjustments, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(2f)
In August 2018, WellCare completed a public offering of common stock and issued 5,208 thousand shares of common stock to partially fund the Meridian acquisition. The weighted average basic and diluted common shares have been adjusted by an incremental 3,196 thousand shares to reflect the shares to be outstanding as of January 1, 2018.

(2g)	The following reclassification adjustments have been made to conform WellCare and Meridian’s pro forma combined statement of operations to Centene’s presentation and have no effect on net earnings:

•	Reclassification of $506 million of premium tax and health insurer fee revenue from premium revenue.

•	Reclassification of $235 million of service revenue from premium revenue.

•	Reclassification of $167 million of cost of service expense from medical costs.

•	Reclassification of $23 million of premium tax expense from selling, general and administrative expenses.

•	Reclassification of $75 million of amortization of acquired intangible assets from selling, general and administrative expenses.

Centene and WellCare Pro Forma Adjustments:

(3a)	To eliminate Centene and WellCare acquisition-related transaction costs recognized that are non-recurring in nature and directly attributable to the acquisitions, as follows:

Nine Months Ended September 30, 2019
Eliminate WellCare’s incurred transaction costs related to the Meridian acquisition	$(15)
Eliminate WellCare’s incurred transaction costs	(18)
Eliminate Centene’s incurred transaction costs	(54)
Total	$(87)

(3b)	To adjust intangible amortization expense, as follows:

	Year Ended December 31, 2018	Nine Months Ended September 30, 2019
Eliminate WellCare’s historical intangible asset amortization	$(123)	$(97)
Estimated intangible asset amortization*	462	347
Total adjustment to intangible asset amortization	$339	$250

(*) Assumes an estimated $6 billion of finite-lived intangibles and a weighted average amortization period of 13 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed).

(3c)
Centene estimates interest expense of approximately $339 million for the year ended December 31, 2018 and $254 million for the nine months ended September 30, 2019, associated with debt to be issued to finance the proposed acquisition, the amortization of debt issuance costs, and the amortization of the estimated fair value adjustment to WellCare’s debt:

•
Additional interest expense of approximately $340 million for the year ended December 31, 2018 and $255 million for the nine months ended September 30, 2019, based on approximately $7 billion of long-term fixed-rate debt Centene expects to issue to partially fund the proposed acquisition. The calculation of interest expense on the long-term debt assumes maturity tranches between six and 10 years and an estimated weighted average annual interest expense of 4.85%. If interest rates were to increase or decrease by 0.5% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by approximately $35 million for the year ended December 31, 2018 and $26 million for the nine months ended September 30, 2019.

•
Additional interest expense of $12 million for the year ended December 31, 2018 and $9 million for the nine months ended September 30, 2019 associated with the amortization of an estimated $104 million of debt issuance costs Centene expects to incur in connection with the proposed acquisition.

•
Additional interest expense is offset by the reduction of WellCare’s interest expense by $13 million for the year ended December 31, 2018 and $10 million for the nine months ended September 30, 2019. These reductions are from the amortization of the estimated fair value adjustment to WellCare’s debt over the remaining weighted-average life of its outstanding debt. Debt is required to be measured at fair value under the acquisition method of accounting.

(3d)
Centene assumed a rate of 24.8% for the pro forma adjustments for the year ended December 31, 2018 and 24.7% for the nine months ended September 30, 2019, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

In addition, Centene assumed WellCare would become subject to IRS Regulation 162(m)(6) beginning in 2018, with estimated increased income tax expense of $11 million and $8 million for the year ended December 31, 2018 and the nine months ended September 30, 2019, respectively.

(3e)
The combined basic and diluted earnings per share for the periods presented are based on the combined weighted average basic and diluted common shares of Centene and WellCare. The historical weighted average basic and diluted shares of WellCare were assumed to be replaced by the shares expected to be issued by Centene to effect the proposed acquisition.

The following table summarizes the computation of the unaudited pro forma combined weighed average basic and diluted shares outstanding (shares in thousands):

	Year Ended December 31, 2018	Nine Months Ended September 30, 2019
Centene weighted average shares used to compute basic earnings per share	408,178	413,302
WellCare's shares outstanding at November 11, 2019 multiplied by the exchange ratio (3.38 per share)	170,014	170,014
Number of WellCare RSUs and PSUs expected to vest at closing converted at the exchange ratio (3.38 per share)	1,352	1,352
Pro Forma weighted average basic shares outstanding	579,544	584,668

Diluted effect of Centene's outstanding equity awards	8,258	6,398
Pro forma weighted average shares dilutive shares outstanding	587,802	591,066

(3f)	The following reclassification adjustments have been made to conform WellCare’s statement of operations to Centene’s presentation and have no effect on net earnings:

•	Reclassification of $99 million of premium tax revenue from premium revenue for the nine months ended September 30, 2019.

•	Reclassification of $97 million of amortization of acquired intangible assets from selling, general and administrative expenses for the nine months ended September 30, 2019.

7. Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transactions; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following ($ in millions):

(a)	To reflect the remaining cash available for use immediately subsequent to the anticipated financing and funding of the proposed acquisition calculated, as follows:

Record issuance of long-term debt	$7,000
Estimated debt issuance costs incurred	(104)
Record funding of the cash portion of the merger consideration	(6,084)
Record payoff of Centene’s existing revolving credit facility	(324)
Record payoff of WellCare’s existing revolving credit facility	(100)
Total	$388

(b)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

Eliminate WellCare’s historical goodwill	$(2,265)
Estimated transaction goodwill	9,202
Total	$6,937

(c)	To adjust intangible assets to an estimate of fair value, as follows:

Eliminate WellCare’s historical intangible assets	$(857)
Estimated fair value of intangible assets acquired	6,000
Total	$5,143

(d)	To record estimated acquisition-related transaction costs:

•	To record estimated current tax asset of $61 million for acquisition-related transaction costs.

•
To accrue remaining acquisition-related transaction costs estimated to be incurred for Centene and WellCare of $267 million. Total acquisition-related transaction costs estimated to be incurred are approximately $339 million, of which $72 million has been incurred as of September 30, 2019. Pursuant to requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related transaction costs are not included in the pro forma condensed combined income statements.

•	Retained earnings adjustment for the after-tax transaction costs incurred of $206 million.

(e)	To record issuance of long-term debt to partially fund the proposed acquisition and related debt issuance costs and to adjust WellCare's debt to fair value, as follows:

Record debt issued to partially fund the merger	$7,000
Record debt issuance costs	(104)
Record payoff of Centene's existing revolving credit facility	(324)
Record payoff of WellCare’s existing revolving credit facility	(100)
Eliminate historical debt issuance costs of WellCare	21
Estimated fair value increase to WellCare’s debt assumed	101
Total	$6,594

(f)	To adjust tax assets and liabilities, as follows:

Eliminate WellCare’s deferred tax liability on intangible assets	$(210)
Eliminate WellCare’s deferred tax liability on internal-use software	(59)
Eliminate WellCare’s deferred tax asset on outstanding equity awards and other deferred tax adjustments	11
Estimated transaction deferred tax liability on identifiable intangible assets	1,467
Estimated transaction deferred tax asset for fair value increase to assumed debt	(25)
Total	$1,184

(g)	To eliminate WellCare’s historical common stock and additional paid-in capital, record the stock portion of the merger consideration and estimated fair value of replacement equity awards, as follows:

Eliminate WellCare’s historical common stock and additional paid-in capital	$(2,001)
Issuance of estimated Centene common stock	9,247
Estimated fair value of replacement equity awards attributable to pre-combination service	91
Total	$7,337

(h)	To eliminate WellCare's historical capitalized internal use software of $209 million.

(i)	To eliminate WellCare’s historical accumulated other comprehensive income of $13 million.

(j)	To eliminate WellCare's historical retained earnings of $2,843 million.